Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

LQR House Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	$0.1269	$12,649,999.98	(2)	0.00014760	$1867.14
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(3)	457(g)	$0.1269	$632,499.93	(2)	0.00014760	$93.36
	Total Offering Amounts				$13,282,499.91			$1,960.50
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$1,960.50

(1)	This registration statement also relates to such additional shares of Common Stock as may be issued in connection with a stock split, stock dividend, recapitalization, or similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes an additional 15% related to the exercise in full of the over-allotment option.

(3)	Represents 5% of the total number of shares of Common Stock sold in this offering and consists of 4,982,239 shares of Common Stock issuable upon the exercise of Underwriter’s Warrants for $0.1269 per share.